Newgioco Completes Acquisition of Virtual Generation Limited

Accretive Acquisition Accelerates Global Expansion and

Reinforces Portfolio of Market-Leading Gaming Technology Platforms

New York – February 4, 2019 – Newgioco Group, Inc. (“Newgioco” or the “Company”) (OTCQB: NWGI), today announced that the Company has completed the acquisition of Virtual Generation Limited (“VG”), a leading developer of virtual gaming software, together with Naos Holding Limited, a private holding company (''Naos''), effective January 30, 2019 for approximately $4.5 million in a combination of cash and stock.

“Adding VG’s virtual gaming technology to our portfolio of innovative gaming technology platforms reinforces our industry-leading position in the leisure gaming market and instantaneously expands our global footprint from where Newgioco currently operates to include 12 new countries in South America, Central Asia and Africa where VG currently operates,” stated Michele (Mike) Ciavarella, Chief Executive Officer of Newgioco. “With virtually no overlap between the markets we each currently serve, we are creating additional revenue opportunities to cross-sell VG’s software and our own ELYS platform, diversify our revenues and strengthen our gaming platforms as we pursue the newly emerging U.S. sports betting market.”

Newgioco plans to utilize the VG platform for racing, keno, American Roulette and other casino games, within its ELYS platform. Simultaneously, Newgioco plans to introduce the VG product line into the regulated Italian market, utilizing Newgioco's existing Italian ADM platform certification.

“We are intimately knowledgeable about the power of the assets we have purchased as VG’s platform has been operating on our ELYS platform for some time,” added Mr. Ciavarella. “We are eager to pursue and engage with customers on a number of near-term opportunities, including the tribal gaming market in the U.S. We expect this acquisition to be immediately accretive to our first quarter 2019 financial results.”

VG's software is a random number generator (RNG) certified by Gaming Laboratories International (GLI) and includes a growing portfolio of products including horse racing and greyhound racing, league play football (soccer), keno and American roulette. VG currently operates in Italy, Albania, Turkey, Mexico, Peru, Paraguay, Nicaragua, Honduras, Colombia, Dominican Republic, Nigeria and Uganda.

Financial Details of the Transaction

The Company paid the sellers €4 million in consideration for all the ordinary shares of VG and Naos comprised of a cash payment of €108,000, the issuance of shares of the Company’s common stock valued at €89,000, a promissory note providing for the payment of (a) €2,392,000 in cash in 23 equal and consecutive monthly installments of €104,000 with the first payment due and payable one month after the Closing Date and €1,411,000 in shares of the Company’s common stock in 17 equal and consecutive monthly installments of €83,000 as determined by the average of the closing prices of such shares on the last 10 trading days immediately preceding the determination date of each monthly issuance, commencing on March 1, 2019.

In addition, the Company agreed to pay the Sellers as an earn-out payment in shares of the Company’s common stock within one month from the end of the business year 2019 equal to an aggregate amount of €500,000, if the amounts of bets made by the users through the VGS platform related to the 2019 fiscal year of the Company is at least 5% higher than the amounts of bets made by the users through the VGS platform related to the 2018 fiscal year of the Company.

About Virtual Generation Limited

Virtual Generation Ltd. is a software development company specializing in the production and distribution of highly advanced platforms for virtual betting. Virtual Generation uses advanced and complete betting management software, unsurpassed, flexible and customizable, adaptable to different types of companies and markets. VG was founded in 2014 and has grown from processing 67,000 bet tickets in its first year to over 20 million bet tickets in 2018 for its online and land-based B2B customers in 12 countries in Europe, Latin America and Africa.

About Newgioco Group, Inc.

Newgioco Group, Inc., headquartered in Toronto, Canada, is a vertically-integrated leisure gaming technology company, with fully licensed online and land-based gaming operations and innovative betting technology platforms that provide bet processing for casinos and other gaming operators. The Company conducts its business under the registered brand Newgioco primarily through its internet-based betting distribution network on its website, www.newgioco.it as well as retail neighborhood betting shops situated throughout Italy.

The Company offers its clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, interactive games and slots. Newgioco also owns and operates innovative betting platform software providing both B2B and B2C bet processing for casinos, sports betting and other online and land-based gaming operators. Additional information is available on our corporate website at www.newgiocogroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements and includes statements such as plans to utilize the proven VG platform for racing, keno, American Roulette and other casino games, within its ELYS platform, plans to introduce the VG product line into the regulated Italian market and the acquisition of VG being immediately accretive to Newgioco in 2019 These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include our ability to use the VG platform for racing, keno, American Roulette and other casino games, within its ELYS platform, our ability to introduce the VG product line into the regulated Italian market and our ability to implement the VG acquisition so that it is immediately accretive to Newgioco in 2019, and the risk factors described in Newgioco's Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law

For further information, please contact:

Hayden IR

Cameron Donahue (651) 653-1854 or Brett Maas (646) 536-7331

nwgi@haydenir.com